EXHIBIT 99.1

Remark Holdings Announces Fiscal Third Quarter 2021
Financial Results

Company Reports 3Q EPS of $0.72 Which Includes a $78.9 Million Gain on Sharecare Investment

Company Sees Full Fiscal Year 2021 Revenue Exceeding $15.0 million

LAS VEGAS, NV - November 15, 2021 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal third quarter ended September 30, 2021.
Management Commentary
“Our third quarter was highlighted by the continued advancement of our AI software and platforms. Our computer vision software was once again named one of the best in the world, and we delivered on a new platform for AI-driven safety in schools,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Despite stringent, periodic citywide lockdowns associated with COVID-19 in China and a major U.S. customer slowing its product rollout due to technical difficulties, we have been able to achieve revenue through the first nine months of 2021 of $9.7 million, nearly matching full year 2020 revenue of $10.1 million. Finally, our long-term vision in large total addressable markets was manifested in the third quarter as we recognized a $78.9 million gain on our $1.0 million investment in Sharecare, providing us the building block to meet the capital requirements necessary to meet current demand while allowing us to continue to invest in areas that will assure future growth.”
Third Quarter 2021 Business Highlights
•During the third quarter, the latest Remark AI software achieved a top-five ranking in a computer-vision test (the Face Recognition Vendor Test, or “FRVT”) conducted by the U.S. National Institute of Standards and Technology. Specifically, 198 systems were tested in the FRVT for their ability to verify that a person is wearing a face mask.
•Remark announced the receipt of a contract totaling $5.0 million to deliver the company’s AI-driven workplace safety solutions to 100 industrial real estate construction sites. Primarily in Shanghai, Shenzhen and Guangzhou, 30 sites are expected to be installed by the end of the calendar year, with the balance completed by the end of the first quarter of 2022.
•The Company entered into a definitive agreement with Armistice Capital in a private placement of 4,237,290 shares of common stock and warrants to purchase up to 4,237,290 shares of common stock at a combined purchase price of $1.18 per share and accompanying warrant for gross proceeds of approximately $5.0 million before deducting transaction fees and other estimated offering expenses. The warrants will have an exercise price of $1.35 per share, will be immediately exercisable and will expire five years from the date of an effective registration statement covering the shares underlying the warrants.
•Finally, Remark launched an upgraded KanKan AI Platform for school campus management intended to meet educational reform and technology requirements in China. Additionally, the company announced the expansion of its distributor network, adding five resellers in existing and new territories throughout China.

Fiscal Third Quarter 2021 Financial Results
•Revenue for the fiscal third quarter of 2021 totaled $1.2 million, a decline from $2.6 million during fiscal third quarter of 2020.
◦Revenue from China fell by $1.2 million to $0.8 million due primarily to China’s zero COVID-19 policy which led to citywide lockdowns if even only one case of COVID-19 was detected in a particular area. The strict COVID-19 preventative measures negatively impacted Remark's ability to rollout its DMP platform for banks, schools, and China Mobile projects during the third quarter.
◦Revenue from the U.S. was impacted principally by a newer client which has been using the Company's AI-driven data intelligence offering for marketing activities. Though the software helped the customer reduce customer acquisition cost and increase its conversion rate, the customer temporarily ceased its marketing activities in the third quarter of 2021 while it works through technical difficulties with onboarding its new customers. Remark is now marketing its data intelligence software to other large entities.
•Gross profit fell to $0.4 million in the third quarter of 2021 from $1.0 million in the third quarter of 2020, commensurate with decreased revenue. The overall gross profit margin for the third quarter of 2021 was 30.8%.
•The company incurred an operating loss of $6.7 million in the third quarter of 2021 compared to an operating loss of $3.1 million in the comparable quarter of 2020. The increase in operating loss is primarily attributable to the decline in gross profit and a $3.2 million increase to share-based compensation expense related to stock options originally issued in July of 2020 that had an accounting grant date of July 8, 2021.
•Net income totaled $72.7 million, or $0.72 per diluted share in the third quarter ended September 30, 2021, compared to net income of $4.4 million, or $0.04 per diluted share in the third quarter ended September 30, 2020. The increase is primarily from the re-measurement of Remark’s investment in Sharecare, Inc. after it became a public company in July of 2021. A gain on revaluation of the investment of $78.9 million resulted.
•At September 30, 2021, cash balance totaled $3.1 million, compared to a cash balance of $0.9 million at December 31, 2020. The predominant contributors to the change were proceeds of $5.5 million from the equity offering in September 2021 and from stock option exercises, $4.8 million from a short-term debt issuance and $2.3 million proceeds from the Sharecare transaction, which were partially offset by $10.1 million of cash used in operations.
“Finally, we highlight our AI platform as an integral building block to position us for the ongoing transition to Web 3.0, including opportunities in the Metaverse and NFT markets, where our platform allows us to efficiently and rapidly enter these markets and capture initial business. With the fortification of our balance sheet, we are poised to continue growing core business in banking, schools and retail while expanding infrastructure and construction opportunities and simultaneously investing in Metaverse opportunities that leverage our brands,” concluded Mr. Tao.
Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation. The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 866.548.4713
International Number: 323.794.2093
Conference ID: 5036951
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1512093&tp_key=062fda5464.

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time.
A replay of the call will be available after 7:30 p.m. Eastern time on the same day through November 20, 2021.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 5036951
About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, public safety and workplace arenas. The company also owns and operates an e-commerce digital media property focused on a luxury beach lifestyle. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company’s website at http://www.remarkholdings.com/.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.
Company Contacts
E. Brian Harvey
Senior Vice President of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702.701.9514
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626.623.2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash (includes VIE $1,100 and $278, respectively)	$3,168	$854
Trade accounts receivable, net (includes VIE $7,281 and $4,850, respectively)	7,318	5,027
Inventory, net (includes VIE $58 and $112, respectively)	1,936	874
Investment in marketable securities	77,625	—
Prepaid expense and other current assets (includes VIE $735 and $248, respectively)	1,964	2,043
Total current assets	92,011	8,798
Property and equipment, net (includes VIE $— and $43, respectively)	329	321
Operating lease assets (includes VIE $124 and $281, respectively)	257	492
Investment in unconsolidated affiliate	—	1,030
Other long-term assets (includes VIE $24 and $68, respectively)	483	670
Total assets	$93,080	$11,311
Liabilities
Accounts payable (includes VIE $5,843 and $3,655, respectively)	$11,230	$8,589
Accrued expense and other current liabilities (includes VIE $2,977 and $3,782, respectively)	6,057	6,660
Contract liability (includes VIE $215 and $147, respectively)	746	310
Notes payable, net of unamortized discount and debt issuance cost	6,297	1,500
Total current liabilities	24,330	17,059
Loans payable	—	1,425
Operating lease liabilities, long-term (includes VIE $— and $79, respectively)	49	194
Warrant liability	—	1,725
Total liabilities	24,379	20,403

Commitments and contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 105,108,724 and 99,505,041 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	105	100
Additional paid-in-capital	363,564	351,546
Accumulated other comprehensive income	(180)	(226)
Accumulated deficit	(294,788)	(360,512)
Total stockholders’ equity (deficit)	68,701	(9,092)
Total liabilities and stockholders’ equity (deficit)	$93,080	$11,311

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$1,234	$2,646	$9,656	$5,376
Cost and expense
Cost of revenue (excluding depreciation and amortization)	854	1,679	5,858	2,910
Sales and marketing	882	417	2,281	1,319
Technology and development	635	738	3,490	2,863
General and administrative	5,493	2,380	10,672	7,018
Depreciation and amortization	35	72	150	228
Impairments	—	463	—	463
Total cost and expense	7,899	5,749	22,451	14,801
Operating loss	(6,665)	(3,103)	(12,795)	(9,425)
Other income (expense)
Interest expense	(438)	(60)	(1,053)	(1,296)
Other income (expense), net	—	(58)	7	(1)
Change in fair value of warrant liability	411	5,570	123	(633)
Gain on investment revaluation	78,917	—	78,917	—
Gain on debt extinguishment	425	—	425	—
Gain on lease termination	—	2,044	—	3,582
Other gain (loss), net	96	21	109	(52)
Total other income, net	79,411	7,517	78,528	1,600
Income (loss) from operations	$72,746	$4,414	$65,733	$(7,825)
Provision for income taxes	—	—	(9)	—
Net income (loss)	$72,746	$4,414	$65,724	$(7,825)
Other comprehensive loss
Foreign currency translation adjustments	(9)	65	46	403
Comprehensive income (loss)	$72,737	$4,479	$65,770	$(7,422)

Weighted-average shares outstanding, basic	100,141	99,450	100,087	80,903
Weighted-average shares outstanding, diluted	100,380	99,450	100,410	80,903

Net income (loss) per share, basic	$0.73	$0.04	$0.66	$(0.10)
Net income (loss) per share, diluted	$0.72	$0.04	$0.65	$(0.10)